Exhibit 99.1

Michelle Greene Joins Board of Trustees of Blackstone Credit BDCs

New York, May 3, 2022 – Blackstone Private Credit Fund (BCRED) and Blackstone Secured Lending Fund (BXSL), Blackstone Credit’s business development companies (BDCs), today announced the appointment of Michelle Greene, a leader in ESG, stakeholder capitalism and strategic sustainability implementation, to their Boards of Trustees, effective May 2, 2022. BCRED and BXSL are part of the direct lending platform within Blackstone’s $230 billion credit business, the firm’s fastest growing segment.

Ms. Greene is President Emeritus and a Board member and Advisor to the Long-Term Stock Exchange (LTSE), a venture-backed, SEC-approved National Market System exchange with listing standards designed to support companies seeking to partner with long-term shareholders, engage a broad group of stakeholders and build their businesses over time. In this role, she provides guidance to executives on governance and policy issues, including related to ESG, the role of the board, long-term investor and stakeholder engagement and IPOs. She also is a Fellow at the Aspen Institute Business & Society Program, which works with executives, investors and scholars to align business decisions and investments with the long-term health of society and the planet.

Commenting on the appointment, Brad Marshall, Head of North America Private Credit at Blackstone and CEO and Trustee of both BCRED and BXSL, said: “We’re thrilled to welcome a visionary leader like Michelle, whose career illustrates the power of financial markets to advance diversity, decarbonization and good governance, to the Boards of our BDCs.”

Michelle Greene added: “I’m excited to join the team to help oversee Blackstone Credit’s direct lending efforts as a Trustee on the Boards of BCRED and BXSL. Blackstone’s scale and commitment to ESG across its business are a powerful combination for businesses at all stages of their ESG journeys seeking not only capital but partnership and expertise.”

Prior to LTSE, Ms. Greene was Senior Vice President and Head of Global Corporate Responsibility at the New York Stock Exchange (NYSE), where she launched and led its global ESG team, advised Fortune 500 companies on sustainability programs and served as Executive Director of the NYSE Foundation. Previously, she served at the U.S. Department of the Treasury under two administrations, working on financial markets policy, including government response to the 2008 financial crisis and policy development on financial inclusion. Ms. Greene was also a consultant at McKinsey & Company and led the Carr Center for Human Rights Policy at Harvard University, having begun her career as a corporate securities lawyer.

Ms. Greene has previously served on World Economic Forum advisory boards on financial inclusion and gender parity. She was Executive Director of the President’s Advisory Council on Financial Literacy and Financial Inclusion, a member of the White House Council on Women and Girls and an adjunct professor at Columbia University’s School of International and Public Affairs. Ms. Greene graduated from Dartmouth College and received a J.D. from Harvard Law School.

About Blackstone Private Credit Fund

Blackstone Private Credit Fund (BCRED) is Blackstone’s non-listed business development company (BDC). Leveraging Blackstone’s institutional-caliber investment approach, BCRED aims to provide income-focused individual investors access to private credit in a continuously offered fund structure. It is part of Blackstone Credit’s $74 billion direct lending platform, which provides privately originated, senior secured, floating rate loans to U.S. and European middle market companies. BCRED is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in credit investing.

About Blackstone Secured Lending Fund

Blackstone Secured Lending Fund (NYSE:BXSL) is a specialty finance company that invests primarily in the debt of private U.S. companies. As of December 31, 2021, BXSL’s fair value of investments was approximately $9.9 billion. BXSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. BXSL is externally managed by Blackstone Credit BDC Advisors LLC, an SEC-registered investment adviser that is an affiliate of Blackstone Inc. (formerly, The Blackstone Group Inc.). Blackstone Inc., together with its subsidiaries, is the world’s largest alternative investment firm with approximately $915 billion of assets under management as of March 31, 2022.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $230 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

Contact

Mariel Seidman-Gati

Mariel.seidmangati@blackstone.com

+1 917-698-1674